CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of Franklin Templeton Corefolio Allocation Fund, a series of Franklin Templeton Allocator Series, (the “Registration Statement”) of our report dated February 15, 2010, relating to the financial statements and financial highlights of each of Franklin Templeton Corefolio Allocation Fund and Franklin Templeton Perspectives Allocation Fund which appear in the December 31, 2009 Annual Report to Shareholders of Franklin Templeton Allocator Series, which is also incorporated by reference in such Registration Statement. We also consent to the reference to us under item 4. “Representations and Warranties by the Trust” in Exhibit A to the Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Francisco, California

April 1, 2010